UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 27, 2013

AIRGAS, INC.
______________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283
_________________________________________
(Address of principal executive offices)

Registrant's telephone number, including area code: (610) 687-5253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On August 27, 2013, Airgas, Inc. (the “Company”) announced it has elected to redeem all $215 million of its remaining outstanding 7.125% Senior Subordinated Notes maturing in October 2018 (the “Notes”).  The Notes will be redeemed in full on October 2, 2013 (“the redemption date”), at a price of 103.563%.  A loss on the early extinguishment of debt of approximately $9 million (approximately $6 million after tax, or approximately $0.08 per diluted share) will be recognized related to the redemption premium and the write-off of unamortized debt issuance costs.  The loss will be reflected in the fiscal third quarter ending December 31, 2013.
The election to exercise the redemption provision of the Notes accelerates the maturity date of the Notes to the redemption date.  The Company intends to finance the redemption of the Notes with the proceeds of commercial paper issuances.

Item 7.01	Regulation FD Disclosure.
The Company's previously issued fiscal 2014 earnings per diluted share guidance range reflected the impact on interest expense in the second half of the year from the potential full redemption of the Notes utilizing proceeds of commercial paper issuances, which carry substantially lower interest rates, and excluded the loss on the early extinguishment of debt, which the Company has historically deemed to be a special charge. The Company's press release announcing the redemption of the Notes and referencing the Company's fiscal 2014 earnings guidance is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(a)    None
(b)    None
(c)    None
(d)    Exhibits.
99.1 - Press Release dated August 27, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Airgas, Inc.
(Registrant)

BY:    /s/ Thomas M. Smyth
Thomas M. Smyth
Vice President and Controller
(Principal Accounting Officer)

Date: August 27, 2013

Exhibit Index

Exhibit 99.1        Press Release dated August 27, 2013